File No. 33-43846

811-00524

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 [X]

 Pre-Effective Amendment No.  [__]

 Post-Effective Amendment No. 189  [X]

and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 [X]

 Amendment No. 189  [X]

(Check appropriate box or boxes.)

The Dreyfus/Laurel Funds Trust

(Exact Name of Registrant as Specified in Charter)

c/o The Dreyfus Corporation

200 Park Avenue, New York, New York 10166

(Address of Principal Executive Offices) (Zip Code)

 Registrant's Telephone Number, including Area Code: (212) 922-6000

John Pak, Esq.

200 Park Avenue

New York, New York 10166

(Name and Address of Agent for Service)

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).

Explanatory Note

This Post-Effective Amendment consists of the following:

1. Facing Sheet of the Registration Statement.

2. Part C to the Registration Statement (including signature page).

3. Exhibit (N)(4) to Item 28 to the Registration Statement.

This Post-Effective Amendment is being filed solely to include a Rule 18f-3 Plan between the Registrant (on behalf of the Funds) and The Dreyfus Corporation, dated December 20, 2005, Revised as of July 1, 2013, Amended as of October 1, 2014 as Exhibit N(4) to Item 28 of the Registrant’s Registration Statement on Form N-1A.

Part A of Dreyfus Global Equity Income Fund and Dreyfus International Bond was filed on February 26, 2015 pursuant to Rule 485(b) under the Securities Act of 1933 and is incorporated by reference herein; and

Part B of Dreyfus Global Equity Income Fund and Dreyfus International Bond was filed on March 12, 2015 pursuant to Rule 497(e) under the Securities Act of 1933 and is incorporated by reference herein.

THE DREYFUS/LAUREL FUNDS TRUST

(formerly, The Laurel Funds Trust)

PART C
OTHER INFORMATION

Item 28. Exhibits

A(1)  Second Amended and Restated Agreement and Declaration of Trust is incorporated by reference to Exhibit (a) of Post-Effective Amendment No. 87 to the Registration Statement on Form N-1A.

A(2)  Amendment No. 1 to Registrant's Second Amended and Restated Agreement and Declaration of Trust, filed on February 7, 1994, is incorporated by reference to Exhibit (a) of Post-Effective Amendment No. 90 to the Registration Statement on Form N-1A.

A(3)  Amendment No. 2 to Registrant's Second Amended and Restated Agreement and Declaration of Trust, filed on March 31, 1994, is incorporated by reference to Exhibit (a) of Post-Effective Amendment No. 90 to the Registration Statement on Form N-1A.

A(4)  Amendment No. 3 to Registrant's Second Amended and Restated Agreement and Declaration of Trust, filed on October 17, 1994, is incorporated by reference to Exhibit 1(d) of Post-Effective Amendment No. 92 to the Registration Statement on Form N-1A, filed on December 13, 1994.

A(5)  Amendment No. 4 to Registrant's Second Amended and Restated Agreement and Declaration of Trust, filed on December 19, 1994, is incorporated by reference to Exhibit 1(e) of Post-Effective Amendment No. 93 to the Registration Statement on Form N-1A, filed on December 19, 1994.

A(6)  Amendment No. 9 to Registrant's Second Amended and Restated Agreement and Declaration of Trust is incorporated by reference to Exhibit A(5) of Post-Effective Amendment No. 117 to the Registration Statement on Form N-1A, filed on April 25, 2003.

A(7)  Amendment No. 10 to Registrant's Second Amended and Restated Agreement and Declaration of Trust is incorporated by reference to Exhibit A(7) of Post-Effective Amendment No. 145 to the Registration Statement on Form N-1A, filed on February 26, 2009.

A(8)   Amendment No. 11 to Registrant's Second Amended and Restated Agreement and Declaration of Trust is incorporated by reference to Exhibit A(8) of Post-Effective Amendment No. 147 to the Registration Statement on Form N-1A, filed on April 30, 2009.

A(9)  Certificate of Designation to add Class Y Shares (relating to Dreyfus Emerging Markets Debt Local Currency Fund, Dreyfus Equity Income Fund, Dreyfus Global Equity Income Fund and Dreyfus International Bond Fund) is incorporated by reference to Exhibit A(9) of Post-Effective Amendment No. 179 to the Registration Statement on Form N-1A, filed on September 26, 2013.

B Amended and Restated By-Laws dated July 1, 2011 is incorporated by Reference to Exhibit B of Post-Effective Amendment No. 165 to the Registration Statement on Form N-1A, filed on September 28, 2011.

D(1)  Investment Management Agreement between the Registrant and Mellon Bank, N.A., dated April 4, 1994, is incorporated by Reference to Exhibit (d) of Post-Effective Amendment No. 90 to the Registration Statement on Form N-1A.

D(2)  Assignment Agreement among the Registrant, Mellon Bank, N.A. and The Dreyfus Corporation, dated as of October 17, 1994 (relating to Investment Management Agreement, dated April 4, 1994), is incorporated by reference to Exhibit (d) of Post-Effective Amendment No. 93 to the Registration Statement on Form N-1A, filed on December 19, 1994.

D(3)   Management Agreement between the Registrant (on behalf of Dreyfus International Bond Fund) and The Dreyfus Corporation, dated December 20, 2005, is incorporated by reference to Exhibit (d) of Post-Effective Amendment No. 125 to the Registration Statement on Form N-1A, filed on December 27, 2005.

D(4)  Amended Management Agreement between the Registrant and The Dreyfus Corporation, dated December 20, 2005 and as revised April 20, 2006 (adding Dreyfus Equity Income Fund), is incorporated by reference to Exhibit (d) of Post-Effective Amendment No. 129 to the Registration Statement on Form N-1A, filed on June 29, 2006.

D(5)  Amended Management Agreement between the Registrant and The Dreyfus Corporation, dated December 20, 2005 and as revised April 26, 2007 (adding Dreyfus Global Equity Income Fund), is incorporated by reference to Exhibit D(6) of Post-Effective Amendment No. 134 to the Registration Statement on Form N-1A, filed on September 11, 2007.

D(6)  Amended Management Agreement between the Registrant and The Dreyfus Corporation, dated December 20, 2005 and as revised July 24, 2008 (adding Dreyfus Emerging Markets Debt Local Currency Fund), is incorporated by reference to Exhibit D(6) of Post-Effective Amendment No. 143 to the Registration Statement on Form N-1A, filed on August 26, 2008.

D(7)   Amended Management Agreement between the Registrant and The Dreyfus Corporation, dated December 20, 2005 and as revised April 16, 2010 (adding Dreyfus Institutional Income Advantage Fund), is incorporated by reference to Exhibit D(7) of Post-Effective Amendment No. 157 to the Registration Statement on Form N-1A, filed on June 25, 2010.

D(8)  Sub-Investment Advisory Agreement, dated April 26, 2007 (relating to Dreyfus Global Equity Income Fund), is incorporated by reference to Exhibit D(8) of Post-Effective Amendment No. 134 to the Registration Statement on Form N-1A, filed on September 11, 2007.

E(1)  Distribution Agreement between the Registrant and Dreyfus Service Corporation, dated March 22, 2000 (relating to Dreyfus High Yield Fund), is incorporated by reference to Post-Effective Amendment No. 119 to the Registration Statement on Form N-1A, filed on June 25, 2004.

E(2)   Amended Distribution Agreement between the Registrant and Dreyfus Service Corporation, dated March 22, 2000 and as revised December 20, 2005 (adding Dreyfus International Bond Fund), is incorporated by reference to Exhibit (e) of Post-Effective Amendment No. 125 to the Registration Statement on Form N-1A, filed on December 27, 2005.

E(3)  Amended Distribution Agreement between the Registrant and Dreyfus Service Corporation, dated March 22, 2000 and as revised April 20, 2006 (adding Dreyfus Equity Income Fund), is incorporated by reference to Exhibit (e) of Post-Effective Amendment No. 129 to the Registration Statement on Form N-1A, filed on June 29, 2006.

E(4)  Amended Distribution Agreement between the Registrant and Dreyfus Service Corporation, dated March 22, 2000 and as revised April 26, 2007 (adding Dreyfus Global Equity Income Fund), is incorporated by referenced to Exhibit E(1) of Post-Effective Amendment No. 134 to the Registration Statement on Form N-1A, filed on September 11, 2007.

E(5)  Amended Distribution Agreement between the Registrant and MBSC Securities Corporation (formerly, Dreyfus Service Corporation), dated March 22, 2000 and as revised July 24, 2008 (adding Dreyfus Emerging Markets Debt Local Currency Fund), is incorporated by referenced to Exhibit E(1) of Post-Effective Amendment No. 143 to the Registration Statement on Form N-1A, filed on August 26, 2008.

E(6)  Amended Distribution Agreement between the Registrant and MBSC Securities Corporation (formerly, Dreyfus Service Corporation), dated March 22, 2000 and as revised April 16, 2010 (adding Dreyfus Institutional Income Advantage Fund), is incorporated by referenced to Exhibit E(6) of Post-Effective Amendment No. 157 to the Registration Statement on Form N-1A, filed on June 25, 2010.

E(7)  Amended Distribution Agreement between the Registrant and MBSC Securities Corporation (formerly, Dreyfus Service Corporation), dated March 22, 2010 and amended October 1, 2010, is incorporated by referenced to Exhibit E(7) of Post-Effective Amendment No. 158 to the Registration Statement on Form N-1A, filed on September 27, 2010.

E(8) Amended Exhibit A (revised as of June 18, 2013) to Amended and Restated Distribution Agreement dated October 1, 2010 (relating to Dreyfus Emerging Markets Debt Local Currency Fund, Dreyfus Equity Income Fund, Dreyfus Global Equity Income Fund, Dreyfus High Yield Fund and Dreyfus International Bond Fund) is incorporated by referenced to Exhibit E(8) of Post-Effective Amendment No. 177 to the Registration Statement on Form N-1A, filed on June 26, 2013.

E(9)  Forms of Service Agreements are incorporated by reference to Exhibit E(5) of Post-Effective Amendment No. 131 to the Registration Statement on Form N-1A, filed, on February 28, 2007.

E(10)  Forms of Supplement to Service Agreements are incorporated by reference to Exhibit E(6) of Post-Effective Amendment No. 131 to the Registration Statement on Form N-1A, filed on February 28, 2007.

F  Not applicable.

G(1)  Custody Agreement between the Registrant and The Bank of New York Mellon, dated January 1, 2011, is incorporated by reference to Exhibit G of Post-Effective Amendment No. 160 to the Registration Statement on Form N-1A, filed on February 25, 2011.

G(2)  Amendment to Custody Agreement between the Registrant and The Bank of New York Mellon, dated October 1, 2013, is incorporated by reference to Exhibit G(2) of Post-Effective Amendment No. 181 to the Registration Statement on Form N-1A, filed on February 28, 2014.

H(1)  Transfer Agency Agreement between the Registrant and Dreyfus Transfer, Inc., dated May 29, 2012, is incorporated by reference to Exhibit H(1) of Post-Effective Amendment No. 171 to the Registration Statement on Form N-1A, filed on September 27, 2012.

H(2)  Shareholder Services Plan, dated December 20, 2005 for Dreyfus International Bond Fund (relating to Class A and Class C shares), is incorporated by reference to Exhibit h(4) of Post-Effective Amendment No. 125 to the Registration Statement on Form N-1A, filed on December 27, 2005.

H(3)  Amended Shareholder Services Plan, dated December 20, 2005 and as revised April 20, 2006 (adding Dreyfus Equity Income Fund – Class A, Class C and Class T shares), is incorporated by reference to Exhibit h(4) of Post-Effective Amendment No. 129 to the Registration Statement on Form N-1A, filed on June 29, 2006.

H(4)  Amended Shareholder Services Plan, dated December 20, 2005 and as revised April 26, 2007 adding Dreyfus Global Equity Income Fund (relating to Class A, Class C and Class T shares), is incorporated by reference to Exhibit h(4) of Post-Effective Amendment No. 136 to the Registration Statement on Form N-1A, filed on October 15, 2007.

H(5)  Amended Shareholder Services Plan dated December 20, 2005 and as revised July 24, 2008 adding Dreyfus Emerging Markets Debt Local Currency Fund (relating to Class A and Class C shares), is incorporated by reference to Exhibit h(4) of Post-Effective Amendment No. 143 to the Registration Statement on Form N-1A, filed on August 26, 2008.

I(1)  Opinion and consent of Registrant's counsel (relating to Dreyfus High Yield Fund) is incorporated by reference to Exhibit I(3) of Post-effective Amendment No. 183 to the registration statement on Form N-1A, filed on April 29, 2014.

I(2)  Opinion and consent of Registrant's counsel (relating to Dreyfus Global Equity Income Fund and Dreyfus International Bond Fund) is incorporated by reference to Exhibit I(2) of Post-Effective Amendment No. 187 to Registration Statement on Form N-1A, filed on February 26, 2015.

J(1)  Consent of Independent Registered Public Accounting Firm (relating to Dreyfus Global Emerging Markets Fund, a series of Dreyfus BNY Mellon Funds, Inc.) is incorporated by reference to Exhibit J(2) of Post-effective Amendment No. 185 to the registration statement on Form N-1A, filed on September 26, 2014.

J(2)  Consent of Independent Registered Public Accounting Firm is incorporated by reference to Exhibit J(2) of Post-Effective Amendment No. 187 to Registration Statement on Form N-1A, filed on February 26, 2015.

K  Letter of Investment Intent is incorporated by reference to the Registration Statement.

M(1)  Amended Distribution Plan, dated April 24, 1997 (relating to Class B Shares and Class C Shares) for Dreyfus High Yield Fund, is incorporated by reference to Exhibit M(1) of Post-Effective Amendment No. 119 to the Registration Statement on Form N-1A, filed on June 25, 2004.

M(2)  Amended and Restated Distribution Plan, dated January 27, 2000 and effective March 22, 2000 for (relating to Class A Shares and Institutional Shares) for Dreyfus High Yield Fund, is incorporated by reference to Exhibit M(2) of Post-Effective Amendment No. 119 to the Registration Statement on Form N-1A, filed on June 25, 2004.

M(3)  Distribution Plan, dated December 20, 2005 (relating to Class C Shares) for Dreyfus International Bond Fund, is incorporated by reference to Exhibit M(4) of Post-Effective Amendment No. 125 to the Registration Statement on Form N-1A, filed on December 27, 2005.

M(4)  Amended Distribution Plan, dated December 20, 2005 and as revised April 20, 2006 (relating to Class C and Class T shares) for Dreyfus Equity Income Fund, is incorporated by reference to Post-Effective Amendment No. 129 to the Registration Statement on Form N-1A, filed on June 29, 2006.

M(5)  Amended Distribution Plan, dated December 20, 2005 and as revised April 26, 2007 (relating to Class C and Class T shares) for Dreyfus Global Equity Income Fund, is incorporated by reference to Exhibit M(5) of Post-Effective Amendment No. 134 to the Registration Statement on Form N-1A, filed on September 11, 2007.

M(6)  Amended Distribution Plan, dated December 20, 2005 and as revised July 24, 2008 (relating to Class C shares) for Dreyfus Premier Emerging Markets Debt Local Currency Fund), is incorporated by reference to Exhibit M(5) of Post-Effective Amendment No. 143 to the Registration Statement on Form N-1A, filed on August 26, 2008.

M(7)  Amended and Restated Service Plan, dated March 22, 2000 (relating to Class B, Class C and Class T Shares) for Dreyfus Premier High Yield Fund, is incorporated by reference to Exhibit (m) of Post-Effective Amendment No. 113 to the Registration Statement on Form N-1A, filed on May 1, 2000.

N(1)   Rule 18f-3 Plan, amended as of February 4, 2009, revised as of July 15, 2011, for Dreyfus International Bond Fund, Dreyfus Equity Income Fund, Dreyfus Global Equity Income Fund and Dreyfus Emerging Markets Debt Local Currency Fund, is incorporated by reference to Exhibit N(4) of Post-Effective Amendment No. 164 to the Registration Statement on Form N-1A, filed on July 15, 2011.

N(2)  Rule 18f-3 Plan, amended as of March 13, 2012 for Dreyfus High Yield Fund is incorporated by reference to Exhibit N(2) of Post-Effective Amendment No. 167 to the Registration Statement on Form N-1A, filed on February 27, 2012.

N(3)   Rule 18f-3 Plan, dated April 20, 2006, amended as of July 1, 2013, for Dreyfus Emerging Markets Debt Local Currency Fund, Dreyfus Equity Income Fund, Dreyfus Global Equity Income Fund and Dreyfus International Bond Fund is incorporated by reference to Exhibit N(3) of Post-effective Amendment No. 177 to the registration statement on From N-1A, filed on June 26, 2013.

N(4)  Rule 18f-3 Plan, dated December 20, 2005, revised as of July 1, 2013, amended as of October 1, 2014 for Dreyfus Global Equity Income Fund and Dreyfus International Bond Fund is filed herewith.

P(1)  Revised Code of Ethics adopted by the Registrant, Dreyfus, Standish and MBSC dated May 29, 2012, is incorporated by reference to Exhibit P(1) of post-effective Amendment No. 173 to the registration statement on Form N-1A, filed on February 27, 2013.

P(2)  Code of Ethics adopted by The Dreyfus Corporation, as adviser to the Registrant and Newton Capital Management Limited, as sub-investment adviser to Dreyfus Global Equity Income Fund, is incorporated by reference to Exhibit P(2) of Post-Effective Amendment No. 138 to the Registration Statement on Form N-1A, filed on February 26, 2008.

P(3)  Code of Ethics adopted by the non-management Board members of the Dreyfus Family of Funds, effective March 31, 2010 is incorporated by reference to Exhibit P(3) of Post-Effective Amendment No. 152 to the Registration Statement on Form N-1A, filed on February 25, 2010.

P(4)  Revised Code of Ethics adopted by The Bank of New York Mellon Corporation (“BNY Mellon”), effective February 26, 2015, is incorporated by reference to Exhibit P(4) of Post-Effective Amendment  No. 187 to Registration Statement on  Form N-1A, filed on February 26, 2015.

Other Exhibits

 a)  Power of Attorney of Bradley J. Skapyak, James Windels and Trustees, dated October 25, 2012 is incorporated by reference to Exhibit (a) of post-effective Amendment No. 173 to the registration statement on Form N-1A, filed on February 27, 2013.

Item 29. Persons Controlled By or Under Common Control with Registrant

 Not applicable.

Item 30. Indemnification

 The Registrant's charter documents set forth the circumstances under which indemnification shall be provided to any past or present Board member or officer of the Registrant. The Registrant also has entered into a separate agreement with each of its Board members that describes the conditions and manner in which the Registrant indemnifies each of its Board members against all liabilities incurred by them (including attorneys' fees and other litigation expenses, settlements, fines and penalties), or which may be threatened against them, as a result of being or having been a Board member of the Registrant. These indemnification provisions are subject to applicable state law and to the limitation under the Investment Company Act of 1940, as amended, that no board member or officer of a fund may be protected against liability for willful misfeasance, bad faith, gross negligence or reckless disregard for the duties of his or her office. Reference is hereby made to the following:

Article VI of the Registrant's Declaration of Trust and any amendments thereto, Article 10 of the Registrant's Amended and Restated By-Laws and Section 1.10 of the Amended and Restated Distribution Agreement.

Item 31. (a) Business and Other Connections of the Investment Adviser

 The Dreyfus Corporation ("Dreyfus") and subsidiary companies comprise a financial service organization whose business consists primarily of providing investment management services as the investment adviser, manager and distributor for sponsored investment companies registered under the Investment Company Act of 1940 and as an investment adviser to institutional and individual accounts. Dreyfus also serves as sub-investment adviser to and/or administrator of other investment companies. MBSC Securities Corporation, a wholly-owned subsidiary of Dreyfus, serves primarily as a registered broker-dealer of shares of investment companies sponsored by Dreyfus and of other investment companies for which Dreyfus acts as an investment adviser, sub-investment adviser or administrator.

(b) Business and Other Connections of Sub-Investment Adviser

 Registrant is fulfilling the requirement of this Item 31 to provide a list of the officers and directors of Newton Capital Management Limited ("Newton"), the sub-investment adviser to Registrant's Dreyfus Global Equity Income Fund, together with information as to any other business, profession, vocation or employment of a substantial nature engaged in by Newton or that firm's officers and directors during the past two years, by incorporating by reference the information contained in the Form ADV filed with the SEC pursuant to the Investment Advisers Act of 1940 by Newton (SEC File No. 801-42114).

Item 31. Business and Other Connections of Investment Adviser (continued)
  Officers and Directors of Investment Adviser

Name and Position With Dreyfus	Other Businesses	Position Held	Dates

J. Charles Cardona President and Director	MBSC Securities Corporation++	Director Executive Vice President	6/07 – Present 6/07 - Present

		Chairman	2/13 - Present

	BNY Mellon Liquidity Funds plc+	Director	4/06 - Present

Diane P. Durnin Vice Chair and Director	None

Bradley J. Skapyak Chief Operating Officer and Director	MBSC Securities Corporation++	Executive Vice President	6/07 - Present
	The Bank of New York Mellon***	Senior Vice President	4/07 - Present

	The Dreyfus Family of Funds++	President	1/10 - Present

	Dreyfus Transfer, Inc. ++	Chairman Director	5/11 - Present 5/10 - Present

Gary Pierce Controller	The Bank of New York Mellon ***	Vice President	7/08 - Present

	BNY Mellon, National Association +	Vice President	7/08 - Present

	Laurel Capital Advisors, LLP+	Chief Financial Officer	5/07 - Present

	MBSC Securities Corporation++	Director Chief Financial Officer	6/07 – Present 6/07 - Present

	Dreyfus Transfer, Inc. ++	Chief Financial Officer Treasurer	7/05 - Present 5/11- Present

	Dreyfus Service Organization, Inc.++	Treasurer	7/05 – Present

	Seven Six Seven Agency, Inc. ++	Treasurer	4/99 - Present

Joseph W. Connolly Chief Compliance Officer	The Dreyfus Family of Funds++	Chief Compliance Officer	10/04 - Present
	Laurel Capital Advisors, LLP+	Chief Compliance Officer	4/05 - Present
	BNY Mellon Funds Trust++	Chief Compliance Officer	10/04 - Present
	MBSC Securities Corporation++	Chief Compliance Officer	6/07 – Present

Christopher O'Connor Chief Administrative Officer	MBSC Securities Corporation++	Director	03/12 - Present

		Executive Vice President Senior Vice President	12/11 – Present 5/06 – 12/11

John Pak Chief Legal Officer	The Bank of New York Mellon Corporation ++	Deputy General Counsel	8/14 - Present

	Deutsche Bank 60 Wall Street New York, NY 10005	Managing Director	3/05 - 7/12

	Deutsche Investment Management Americas, Inc. 345 Park Avenue New York, NY 10154	Chief Legal Officer	3/05 - 7/12

Charles Doumar Vice President – Tax	Alcentra NY LLC ++	Assistant Treasurer - Tax	09-14 - Present

	Alternative Holdings I, LLC ***	Assistant Treasurer - Tax	01/14 - Present

	Alternative Holdings II, LLC ***	Assistant Treasurer - Tax	01/14 - Present

	Asset Recovery II, LLC ***	Assistant Treasurer	9/13 – Present

	Asset Recovery III, LLC ***	Assistant Treasurer	9/13 – Present

	Asset Recovery IV, LLC ***	Assistant Treasurer	9/13 – Present

	Asset Recovery V, LLC ***	Assistant Treasurer	9/13 – Present

	Asset Recovery VII, LLC ***	Assistant Treasurer	9/13 – Present

	Asset Recovery IX, LLC ***	Assistant Treasurer	3/14 – Present

	Asset Recovery X, LLC ***	Assistant Treasurer	3/14 – Present

	Asset Recovery XIII, LLC ***	Assistant Treasurer	3/13 – Present

	Asset Recovery XIV, LLC ***	Assistant Treasurer	3/13 – Present

	Asset Recovery XIX, LLC ***	Assistant Treasurer	7/13 – Present

	Asset Recovery XV, LLC ***	Assistant Treasurer	3/13 – Present

	Asset Recovery XVI, LLC ***	Assistant Treasurer	3/13 – Present

Asset Recovery XVII, LLC ***	Assistant Treasurer	3/13 – Present

Asset Recovery XVIII, LLC ***	Assistant Treasurer	7/13 – Present

Asset Recovery XX, LLC ***	Assistant Treasurer	7/13 – Present

Asset Recovery XXI, LLC ***	Assistant Treasurer	7/13 – Present

Asset Recovery XXII, LLC ***	Assistant Treasurer	7/13 – Present

Asset Recovery XXIII, LLC ***	Assistant Treasurer	7/13 – Present

BNY Alcentra Group Holdings, Inc. ††††††	Assistant Treasurer - Tax	3/13 - Present

BNY Capital Funding LLC ***	Assistant Treasurer – Tax	09/13 - Present

BNY Mellon Community Development Corporation ^^^^^	Assistant Treasurer – Tax	10/13 - Present

BNY Mellon Distributors Holdings Inc. #	Assistant Treasurer – Tax	6/14 – Present

BNY Mellon Investments CTA, LLC *	Assistant Treasurer	9/13 – Present

BNY Mellon Investment Servicing (US) Inc. +	Assistant Treasurer	3/14 – Present

BNY Mellon Investment Servicing Trust Company #	Assistant Treasurer	3/14 – Present

BNY Mellon Trust of Delaware#	Assistant Treasurer	11/13 – Present

IVY Asset Management LLC +	Assistant Treasurer	9/13 – Present

Mellon Hedge Advisors, LLC *	Assistant Treasurer	10/13 – Present

MUNB Loan Holdings, LLC***	Assistant Treasurer	10/13 – Present

484Wall Capital Management LLC ***	Assistant Treasurer – Tax	10/13 – Present

Airlease Incorporated †††	Assistant Treasurer – Tax	7/13 – Present

Albridge Solutions, Inc. ††††	Assistant Treasurer – Tax	7/13 – Present

Allomon Corporation †	Assistant Treasurer – Tax	5/13 – Present

AP Residential Realty, Inc. †††††	Assistant Treasurer – Tax	8/13 – Present

APT Holdings Corporation #	Assistant Treasurer – Tax	11/13 – Present

AURORA-IRE, Inc. †††	Assistant Treasurer – Tax	7/13 – Present

B.I.E. Corporation +	Assistant Treasurer – Tax	12/13 – Present

B.N.Y. Holdings (Delaware) Corporation #	Assistant Treasurer – Tax	4/13 – Present

BNY Capital Corporation ***	Assistant Treasurer – Tax	9/13 – Present

BNY Capital Markets Holdings, Inc. ***	Assistant Treasurer – Tax	9/13 – Present

BNY Capital Resources Corporation #######	Assistant Treasurer – Tax	3/13 – Present

BNY Cargo Holdings LLC***	Assistant Treasurer – Tax	7/13 – Present

BNY Catair LLC †††	Assistant Treasurer – Tax	7/13 – Present

BNY CSIM Funding LLC +++	Assistant Treasurer – Tax	7/14 – Present

BNY Falcon Three Holding Corp. ***	Assistant Treasurer – Tax	7/13 – Present

BNY Foreign Holdings, Inc. ***	Assistant Treasurer – Tax	10/13 – Present

BNY Gator LLC ***	Assistant Treasurer – Tax	7/13 – Present

BNY Hitchcock Holdings LLC ***	Assistant Treasurer – Tax	7/13 – Present

BNY Housing I Corp. †††	Assistant Treasurer – Tax	7/13 – Present

BNY Housing II LLC ***	Assistant Treasurer – Tax	7/13 – Present

BNY ITC Leasing, LLC ***	Assistant Treasurer – Tax	7/13 – Present

BNY Lease Equities (Cap Funding) LLC ########	Assistant Treasurer – Tax	7/13 – Present

BNY Lease Holdings LLC ***	Assistant Treasurer – Tax	7/13 – Present

BNY Lease Partners LLC ***	Assistant Treasurer – Tax	7/13 – Present

BNY Leasing Edge Corporation ***	Assistant Treasurer – Tax	7/13 – Present

BNY Mellon Alternative Investments Holdings LLC ***	Assistant Treasurer – Tax	10/13 – Present

BNY Mellon Capital Markets, LLC ^^^^^	Assistant Treasurer – Tax	7/13 – Present

BNY Mellon Clearing Holding Company, LLC ***	Assistant Treasurer – Tax	7/13 – Present

BNY Mellon Fixed Income Securities, LLC ***	Assistant Treasurer – Tax	8/13 – Present

BNY Mellon Trust Company of Illinois *****	Assistant Treasurer – Tax	3/13 – Present

BNY Mezzanine Funding LLC ******	Assistant Treasurer – Tax	5/13 – Present

BNY Mezzanine Holdings LLC ******	Assistant Treasurer – Tax	5/13 – Present

BNY Mezzanine Non NY Funding LLC ******	Assistant Treasurer – Tax	5/13 – Present

BNY Mezzanine NY Funding LLC ******	Assistant Treasurer – Tax	5/13 – Present

BNY Partnership Funding LLC ***	Assistant Treasurer – Tax	7/13 – Present

BNY Partnership Funding LLC ***	Manager	11/14 – Present

BNY Rail Maintenance LLC ***	Assistant Treasurer – Tax	7/13 – Present

BNY Recap I, LLC #	Assistant Treasurer – Tax	9/13 – Present

BNY Salvage Inc. ***	Assistant Treasurer – Tax	3/13 – Present

BNY Waterworks, Inc. †††	Assistant Treasurer – Tax	7/13 – Present

BNY Wings, Inc. †††	Assistant Treasurer – Tax	7/13 – Present

BNYM GIS Funding I LLC ***	Assistant Treasurer – Tax	6/13 – Present

BNYM GIS Funding III LLC ***	Assistant Treasurer – Tax	6/13 – Present

BNYM Real Estate Capital Partners, LLC ***	Assistant Treasurer – Tax	11/14 – Present

BNYM RECAP Holdings, LLC ***	Assistant Treasurer – Tax	11/14 – Present

BNY-N.J. I Corp. ***	Assistant Treasurer – Tax	4/13 – Present

BNY-N.J. II Corp. ***	Assistant Treasurer – Tax	4/13 – Present

Boston Safe Deposit Finance Company, Inc. *	Assistant Treasurer – Tax	7/13 – Present

CenterSquare Investment Management Holdings, Inc. +++	Assistant Treasurer – Tax	12/13 – Present

CenterSquare Investment Management, Inc. +++	Assistant Treasurer – Tax	12/13 – Present

Colson Services Corp. ^	Assistant Treasurer – Tax	3/14 - Present

Cutwater Asset Management Corp. +++++	Assistant Treasurer – Tax	1/15 - Present

Cutwater Holdings LLC +++++	Assistant Treasurer – Tax	1//15 - Present

Cutwater Investor Services Corp. +++++	Assistant Treasurer - Tax	1/15 - Present

Dreyfus Service Organization, Inc. ++	Assistant Treasurer – Tax	3/14 - Present

EACM Advisors LLC ^^	Assistant Treasurer – Tax	1/14 - Present

Eagle Access LLC ^^^	Assistant Treasurer – Tax	1/14 - Present

Eagle Investment Systems LLC ^^^^	Assistant Treasurer – Tax	1/14 - Present

ECM DE. LLC ***	Assistant Treasurer – Tax	1/14 - Present

GIS Holdings (International) Inc. #	Assistant Treasurer – Tax	6/14 – 12/14

Hamilton Floating Rate Fund Holdings, LLC ***	Assistant Treasurer – Tax	5/13 – Present

HedgeMark International, LLC ##	Assistant Treasurer – Tax	5/14 – Present

iNautix (USA) LLC ###	Assistant Treasurer – Tax	11/13 – Present

IRE-1, Inc. †††	Assistant Treasurer – Tax	7/13 – Present

IRE-AC, Inc. †††	Assistant Treasurer – Tax	7/13 – Present

IRE-BC, Inc. †††	Assistant Treasurer – Tax	7/13 – Present

IRE-SB, Inc. †††	Assistant Treasurer – Tax	7/13 – Present

Island Waterworks, Inc. †††	Assistant Treasurer – Tax	7/13 – Present

ITCMED, Inc. ***	Assistant Treasurer – Tax	6/13 – Present

JRHC 1998A LLC ####	Assistant Treasurer – Tax	12/13 – Present

Lockwood Advisors, Inc. ######	Assistant Treasurer – Tax	3/14 - Present

Lockwood Insurance, Inc. ######	Assistant Treasurer – Tax	8/14 - Present

Lockwood Solutions, Inc. ######	Assistant Treasurer – Tax	8/14 - Present

Lease Equities (Texas) Corporation #####	Assistant Treasurer – Tax	7/13 – Present

Madison Pershing LLC ###	Assistant Treasurer – Tax	6/13 – Present

MAM (MA) Holding Trust *	Assistant Treasurer – Tax	8/13 – Present

MBC Investments Corporation #	Assistant Treasurer – Tax	11/13 – Present

MBSC Securities Corporation ++	Vice President – Tax	2/14 - Present

MCDI (Holdings) LLC ***	Assistant Treasurer – Tax	9/13 – Present

Mellon Capital Management Corporation **	Assistant Treasurer – Tax	1/14 - Present

Mellon Holdings LLC++	Assistant Treasurer	2/15 - Present

MELDEL Leasing Corporation Number 2, Inc. #	Assistant Treasurer – Tax	9/13 – Present

Mellon Financial Services Corporation #1+	Assistant Treasurer – Tax	7/13 – Present

Mellon Financial Services Corporation #4 +	Assistant Treasurer – Tax	9/13 – Present

Mellon Funding Corporation +	Assistant Treasurer – Tax	3/14 - Present

Mellon Global Investing Corp. +	Assistant Treasurer – Tax	5/14 - Present

Mellon International Leasing Company #	Assistant Treasurer – Tax	8/14 - Present

Mellon Leasing Corporation+	Assistant Treasurer – Tax	7/13 – Present

Mellon Life Insurance Company+	Assistant Treasurer – Tax	10/13 – Present

Mellon Overseas Investment Corporation ***	Assistant Treasurer – Tax	12/13 - Present

Mellon Properties Company ****	Assistant Treasurer – Tax	8/13 – Present

Mellon Residential Funding Corporation ++++	Assistant Treasurer - Tax	4/14 - Present

National Residential Assets Corp.***	Assistant Treasurer – Tax	4/13 – Present

New GSM Holding Corporation ^^^^	Assistant Treasurer – Tax	7/13 – Present

Newton Capital Management LLC.***	Assistant Treasurer – Tax	8/14 - Present

Northern Waterworks, Inc. †††	Assistant Treasurer – Tax	7/13 – Present

NY CRE Asset Holdings, LLC. ***	Assistant Treasurer – Tax	1/14 - Present

NY CRE Asset Holdings II, LLC. ***	Assistant Treasurer – Tax	1/14 - Present

One Wall Street Corporation ***	Assistant Treasurer – Tax	11/13 – Present

Pareto New York LLC++	Assistant Treasurer – Tax	11/13 – Present

PAS Holdings LLC ***	Assistant Treasurer – Tax	6/13 – Present

Pershing Advisor Solutions LLC ###	Assistant Treasurer – Tax	6/13 – Present

Pershing Group LLC ###	Assistant Treasurer – Tax	6/13 – Present

Pershing Investments LLC ***	Assistant Treasurer – Tax	6/13 – Present

Pershing LLC ###	Assistant Treasurer – Tax	7/13 – Present

Standish Mellon Asset Management Company LLC*	Assistant Treasurer – Tax	11/14 – Present

Stanwich Insurance Agency, Inc. ***	Treasurer	12/13 – Present

TBC Securities Co., Inc.*	Assistant Treasurer – Tax	6/13 – Present

TBCAM, LLC *	Assistant Treasurer – Tax	10/13 – Present

Technology Services Group, Inc. ^^^^^	Assistant Treasurer – Tax	9/13 – Present

Tennessee Processing Center LLC ^^^^^	Assistant Treasurer – Tax	9/13 – Present

The Bank of New York Consumer Leasing Corporation***	Assistant Treasurer – Tax	7/13 – Present

The Bank of New York Mellon Trust Company, National Association +	Assistant Treasurer	10/13 - Present

The Boston Company Asset Management, LLC *	Assistant Treasurer – Tax	8/13 – Present

USPLP, Inc. ***	Assistant Treasurer – Tax	10/13 – Present

MBNA Institutional PA Services LLC +	Treasurer	7/13 – Present

MBNA PW PA Services LLC +	Treasurer	7/13 – Present

Stanwich Insurance Agency, Inc. ***	Treasurer	12/13 – Present

BNY Aurora Holding Corp. ***	Vice President	11/13 – Present

Agency Brokerage Holding LLC***	Vice President – Tax	6/13 – Present

BNY Community Development Enterprises Corp. ***	Vice President – Tax	4/13 – Present

Asset Recovery I, LLC ***	Assistant Treasurer	9/13 - 11/13

Asset Recovery VI, LLC ***	Assistant Treasurer	9/13 - 11/13

Asset Recovery XII, LLC ***	Assistant Treasurer	3/13 - 11/13

Jill Gill Vice President – Human Resources	MBSC Securities Corporation++	Vice President	6/07 – Present
	The Bank of New York Mellon ***	Vice President	7/08 – Present

	BNY Mellon, National Association +	Vice President	7/08 - Present

Tracy A. Hopkins Vice President - Cash Strategies	MBSC Securities Corporation++	Senior Vice President	2/08 - Present

Anthony Mayo Vice President – Information Systems	None

Kathleen Geis Vice President	BNY Mellon, National Association+	Managing Director	7/09 - Present

	BNY Mellon Distributors Holdings, Inc. #	Vice President - Real Estate	7/11 - Present

	BNY Mellon Investment Management Services LLC #	Vice President - Real Estate	10/11 - Present

	BNY Mellon Investment Servicing (US) Inc. +	Vice President - Real Estate	7/11 - Present

	BNY Mellon Performance & Risk Analytics, LLC +	Vice President - Real Estate	7/11 - Present

	BNY Mellon Trust Company of Illinois *****	Vice President - Real Estate	7/11 - Present

	BNY Mellon Trust of Delaware#	Vice President - Real Estate	7/11 - Present

	CenterSquare Investment Management Holdings, Inc. +++	Vice President - Real Estate	10/12 – Present

Eagle Investment Systems LLC ^^^^	Vice President - Real Estate	7/11 – Present

Ivy Asset Management LLC +	Vice President - Real Estate	7/11 – Present

MBSC Securities Corporation ++	Vice President - Real Estate	7/11 – Present

Mellon Capital Management Corporation**	Vice President - Real Estate	7/11 – Present

Mellon Financial Services Corporation #1+	Vice President - Real Estate	7/11 – Present

Mellon Holdings LLC++	Vice President - Real Estate	7/11 – Present

Mellon Investor Services LLC+	Vice President - Real Estate	7/11 – 12/11

Pareto New York LLC ++	Vice President - Real Estate	7/11 – Present

SourceNet Solutions, Inc. +	Vice President - Real Estate	7/11 – 5/13

Technology Services Group, Inc. ^^^^^	Vice President - Real Estate	7/11 – Present
Tennessee Processing Center LLC ^^^^^	Vice President - Real Estate	7/11 - Present

The Bank of New York Mellon Trust Company, National Association+	Vice President - Real Estate	7/11 - Present

Alcentra US, Inc. ††††	Vice President - Real Estate	7/11 - Present

	BNY Mellon Capital Markets LLC^^^^^	Vice President - Real Estate	7/11 - Present

	Pershing LLC ###	Vice President - Real Estate	7/11 - Present

	The Bank of New York Mellon+	Managing Director	7/09 - Present

	MBNA Institutional PA Services, LLC+	Managing Director	7/09 – Present

Claudine Orloski Vice President – Tax	Dreyfus Service Organization++	Vice President – Tax	8/14 – Present

	MBSC Securities Corporation++	Vice President – Tax	2/12 - Present

	Asset Recovery II, LLC***	Assistant Treasurer	9/11 - Present

	Asset Recovery III, LLC ***	Assistant Treasurer	9/11 – Present

	Asset Recovery IV, LLC ***	Assistant Treasurer	9/11 – Present

	Asset Recovery IX, LLC ***	Assistant Treasurer	2/11 – Present

	Asset Recovery V, LLC ***	Assistant Treasurer	9/11 – Present

	Asset Recovery VII, LLC ***	Assistant Treasurer	2/11 – Present

	Asset Recovery X, LLC ***	Assistant Treasurer	2/11 – Present

	Asset Recovery XIII, LLC***	Assistant Treasurer	3/11 – Present

	Asset Recovery XIV, LLC ***	Assistant Treasurer	3/11 – Present

	Asset Recovery XIX, LLC ***	Assistant Treasurer	7/11 – Present

	Asset Recovery XV, LLC ***	Assistant Treasurer	3/11 – Present

	Asset Recovery XVI, LLC ***	Assistant Treasurer	3/11 – Present

	Asset Recovery XVII, LLC ***	Assistant Treasurer	3/11 – Present

	Asset Recovery XVIII, LLC ***	Assistant Treasurer	7/11 – Present

Asset Recovery XX, LLC ***	Assistant Treasurer	7/11 – Present

Asset Recovery XXI, LLC ***	Assistant Treasurer	7/11 – Present

Asset Recovery XXII, LLC ***	Assistant Treasurer	7/11 – Present

Asset Recovery XXIII, LLC ***	Assistant Treasurer	7/11 – Present

BNY Mellon Investments CTA, LLC *	Assistant Treasurer	9/13 – Present

BNY Mellon Trust of Delaware #	Assistant Treasurer	11/11 – Present

Mellon Hedge Advisors, LLC *	Assistant Treasurer	10/11 – Present

Mellon Holdings LLC ++	Assistant Treasurer	12/11 – Present

MUNB Loan Holdings, LLC ***	Assistant Treasurer	10/11 – Present

484 Wall Capital Management LLC	Assistant Treasurer -Tax	10/13 – Present

Airlease Incorporated †††	Assistant Treasurer -Tax	7/11 – Present

Albridge Solutions, Inc. ††††	Assistant Treasurer -Tax	6/11 – Present

Alcentra NY, LLC ++	Assistant Treasurer -Tax	10/12 – Present

Alcentra US, Inc. ††††	Assistant Treasurer -Tax	10/11 – Present

Allomon Corporation †	Assistant Treasurer -Tax	5/12 – Present

Alternative Holdings I, LLC ***	Assistant Treasurer -Tax	1/13 – Present

Alternative Holdings II, LLC ***	Assistant Treasurer -Tax	1/13 – Present

AP Residential Realty, Inc. †††††	Assistant Treasurer -Tax	8/11 – Present

APT Holdings Corporation #	Assistant Treasurer -Tax	12/11 – Present

AURORA-IRE, INC. †††	Assistant Treasurer -Tax	7/11 – Present

B.N.Y. Holdings (Delaware) Corporation #	Assistant Treasurer -Tax	4/12 – Present

BNY Administrative Services LLC ***	Assistant Treasurer –Tax	12/11 – Present

BNY Alcentra Group Holdings, Inc. ††††††	Assistant Treasurer –Tax	3/13 – Present

BNY Capital Corporation ***	Assistant Treasurer –Tax	11/11 – Present

BNY Capital Funding LLC ***	Assistant Treasurer –Tax	7/11 – Present

BNY Capital Markets Holdings, Inc. ***	Assistant Treasurer –Tax	11/11 – Present

BNY Capital Resources Corporation #######	Assistant Treasurer –Tax	7/11 – Present

BNY Cargo Holdings LLC ***	Assistant Treasurer –Tax	7/11 – Present

BNY Catair LLC †††	Assistant Treasurer –Tax	7/11 – Present

BNY Falcon Three Holding Corp. ***	Assistant Treasurer –Tax	7/11 – Present

BNY Foreign Holdings, Inc. ***	Assistant Treasurer –Tax	9/11 – Present

BNY Gator LLC ***	Assistant Treasurer –Tax	7/11 – Present

BNY Hitchcock Holdings LLC ***	Assistant Treasurer –Tax	7/11 – Present

BNY Housing I Corp. †††	Assistant Treasurer –Tax	7/11 – Present

BNY Housing II LLC ***	Assistant Treasurer –Tax	7/11 – Present

BNY Investment Management Services LLC #	Assistant Treasurer –Tax	10/11 – Present

BNY ITC Leasing, LLC ***	Assistant Treasurer –Tax	7/11 – Present

BNY Lease Equities (Cap Funding) LLC ########	Assistant Treasurer –Tax	7/11 – Present

BNY Lease Holdings LLC ***	Assistant Treasurer –Tax	7/11 – Present

BNY Lease Partners LLC ***	Assistant Treasurer –Tax	9/11 – Present

BNY Leasing Edge Corporation ***	Assistant Treasurer –Tax	7/11 – Present

BNY Mellon Alternative Investments Holdings LLC ***	Assistant Treasurer –Tax	10/13 – Present

BNY Mellon Capital Markets, LLC ^^^^^	Assistant Treasurer –Tax	7/11 – Present

BNY Mellon Clearing Holding Company, LLC ***	Assistant Treasurer –Tax	7/11 – Present

BNY Mellon Clearing, LLC ***	Assistant Treasurer –Tax	6/11 – Present

BNY Mellon Community Development Corporation ^^^^^	Assistant Treasurer –Tax	10/11 – Present

BNY Mellon Distributors Holdings Inc. #	Assistant Treasurer –Tax	7/12 – Present

BNY Mellon Fixed Income Securities, LLC ***	Assistant Treasurer –Tax	8/12 – Present

BNY Mellon Investment Servicing (US) Inc. #	Assistant Treasurer –Tax	3/11 – Present

BNY Mellon Investment Servicing Trust Company #	Assistant Treasurer –Tax	3/11 – Present

BNY Mellon Performance & Risk Analytics, Inc. (US) ^^^^^^	Assistant Treasurer –Tax	10/11 – Present

BNY Mellon Performance & Risk Analytics, LLC +	Assistant Treasurer –Tax	7/11 – Present

BNY Mellon Transition Management Advisors, LLC **	Assistant Treasurer –Tax	5/13 – Present

BNY Mellon Trust Company of Illinois *****	Assistant Treasurer –Tax	3/11 – Present

BNY Mezzanine Funding LLC ******	Assistant Treasurer –Tax	6/11 – Present

BNY Mezzanine Holdings LLC ******	Assistant Treasurer –Tax	5/11 – Present

BNY Mezzanine Non NY Funding LLC ******	Assistant Treasurer –Tax	6/11 – Present

BNY Mezzanine NY Funding LLC ******	Assistant Treasurer –Tax	6/11 – Present

BNY Partnership Funding LLC ***	Assistant Treasurer –Tax	7/11 – Present

BNY Rail Maintenance LLC ***	Assistant Treasurer –Tax	7/11 – Present

BNY Real Estate Holdings LLC ***	Assistant Treasurer –Tax	4/11 – Present

BNY Recap I, LLC #	Assistant Treasurer –Tax	11/11 – Present

BNY Salvage Inc. ***	Assistant Treasurer –Tax	3/11 – Present

BNY Waterworks, Inc. †††	Assistant Treasurer –Tax	7/11 – Present

BNY Wings, Inc. †††	Assistant Treasurer –Tax	7/11 – Present

BNY XYZ Holdings LLC ***	Assistant Treasurer –Tax	5/11 – Present

BNYM CSIM Funding LLC +++	Assistant Treasurer –Tax	7/14 – Present

BNYM GIS Funding I LLC ***	Assistant Treasurer –Tax	6/12 – Present

BNYM GIS Funding III LLC ***	Assistant Treasurer –Tax	6/12 – Present

BNYM Real Estate Capital Partners, LLC ***	Assistant Treasurer –Tax	11/14 – Present

BNYM RECAP Holdings, LLC ***	Assistant Treasurer –Tax	11/14 – Present

BNY-N.J. I Corp. ***	Assistant Treasurer –Tax	4/11 – Present

BNY-N.J. II Corp. ***	Assistant Treasurer –Tax	4/11 – Present

Boston Safe Deposit Finance Company, Inc. *	Assistant Treasurer –Tax	7/11 – Present

CenterSquare Investment Management Holdings, Inc. +++	Assistant Treasurer –Tax	2/13 – Present

CenterSquare Investment Management, Inc. +++	Assistant Treasurer –Tax	2/13 – Present

Colson Services Corp. ^	Assistant Treasurer –Tax	2/11 – Present

Cutwater Asset Management Corp. +++++	Assistant Treasurer – Tax	1/15 - Present

Cutwater Holdings LLC +++++	Assistant Treasurer – Tax	1//15 - Present

Cutwater Investor Services Corp. +++++	Assistant Treasurer - Tax	1/15 - Present

EACM Advisors LLC ^^	Assistant Treasurer –Tax	4/14 – Present

Eagle Access LLC ^^^	Assistant Treasurer –Tax	1/12 – Present

Eagle Investment Systems LLC ^^^^	Assistant Treasurer –Tax	1/12 – Present

ECM DE, LLC ***	Assistant Treasurer –Tax	3/11 – Present

GIS Holdings (International) Inc. #	Assistant Treasurer –Tax	4/12 – 12/14

Hamilton Floating Rate Fund Holdings, LLC ***	Assistant Treasurer –Tax	5/11 – Present

HedgeMark International, LLC ##	Assistant Treasurer –Tax	5/14 – Present

iNautix (USA) LLC ###	Assistant Treasurer –Tax	7/12 – Present

IRE-1, Inc. †††	Assistant Treasurer –Tax	7/11 – Present

IRE-AC, Inc. †††	Assistant Treasurer –Tax	7/11 – Present

IRE-BC, Inc. †††	Assistant Treasurer –Tax	7/11 – Present

IRE-SB, Inc. †††	Assistant Treasurer –Tax	7/11 – Present

Island Waterworks, Inc. †††	Assistant Treasurer –Tax	7/11 – Present

ITCMED, Inc. ***	Assistant Treasurer –Tax	6/11 – Present

JRHC 1998A LLC ####	Assistant Treasurer –Tax	12/11 – Present

Lease Equities (Texas) Corporation#####	Assistant Treasurer –Tax	7/11 – Present

Lockwood Advisors, Inc. ######	Assistant Treasurer –Tax	3/11 – Present

Lockwood Solutions, Inc. ######	Assistant Treasurer –Tax	3/11 – Present

Madison Pershing LLC ###	Assistant Treasurer –Tax	4/11 – Present

MAM (MA) Holding Trust *	Assistant Treasurer –Tax	8/11 – Present

MBC Investments Corporation #	Assistant Treasurer –Tax	11/11 – Present

MBNA Institutional PA Services LLC +	Assistant Treasurer –Tax	7/12 – Present

MBNA PW PA Services LLC +	Assistant Treasurer –Tax	7/12 – Present

MCDI (Holdings) LLC ***	Assistant Treasurer –Tax	8/11 – Present

MELDEL Leasing Corporation Number 2, Inc. #	Assistant Treasurer –Tax	8/11 – Present

Mellon Capital Management Corporation **	Assistant Treasurer –Tax	10/13 – Present

Mellon EFT Services Corporation †††††	Assistant Treasurer –Tax	2/11 – Present

Mellon Financial Services Corporation #1 +	Assistant Treasurer –Tax	7/11 – Present

Mellon Financial Services Corporation #4 +	Assistant Treasurer –Tax	12/11 – Present

Mellon Funding Corporation +	Assistant Treasurer –Tax	12/11 – Present

Mellon Global Investing Corp. +	Assistant Treasurer –Tax	5/11 – Present

Mellon International Leasing Company #	Assistant Treasurer –Tax	7/11 – Present

Mellon Leasing Corporation +	Assistant Treasurer –Tax	9/11 – Present

Mellon Life Insurance Company +	Assistant Treasurer –Tax	10/12 – Present

Mellon Overseas Investment Corporation ***	Assistant Treasurer –Tax	11/11 – Present

Mellon Properties Company ****	Assistant Treasurer –Tax	8/12 – Present

Mellon Residential Funding Corporation ****	Assistant Treasurer –Tax	4/14 – Present

National Residential Assets Corp. ***	Assistant Treasurer –Tax	4/12 – Present

New GSM Holding Corporation ^^^^	Assistant Treasurer –Tax	7/11 – Present

Newton Capital Management LLC ***	Assistant Treasurer –Tax	10/11 – Present

Northern Waterworks, Inc. †††	Assistant Treasurer –Tax	7/11 – Present

NY CRE Asset Holdings II, LLC ***	Assistant Treasurer –Tax	1/12 – Present

NY CRE Asset Holdings, LLC ***	Assistant Treasurer –Tax	1/12 – Present

One Wall Street Corporation ***	Assistant Treasurer –Tax	11/11 – Present

Pareto New York LLC ++	Assistant Treasurer –Tax	11/11 – Present

PAS Holdings LLC ***	Assistant Treasurer –Tax	6/11 – Present

Pershing Advisor Solutions LLC ###	Assistant Treasurer –Tax	6/11 – Present

Pershing Group LLC ###	Assistant Treasurer –Tax	4/11 – Present

Pershing Investments LLC ***	Assistant Treasurer –Tax	2/11 – Present

	Pershing LLC ###	Assistant Treasurer –Tax	4/11 – Present

	PFS Holdings, LLC ***	Assistant Treasurer –Tax	1/12 – Present

	Standish Mellon Asset Management Company LLC	Assistant Treasurer –Tax	11/14

	Stanwich Insurance Agency, Inc. ***	Assistant Treasurer –Tax	12/11 – Present

	TBC Securities Co., Inc. *	Assistant Treasurer –Tax	7/11 – Present

	TBCAM, LLC *	Assistant Treasurer –Tax	10/13 – Present

	Technology Services Group, Inc. ^^^^^	Assistant Treasurer –Tax	5/11 – Present

	Tennessee Processing Center LLC ^^^^^	Assistant Treasurer –Tax	9/11 – Present

	The Bank of New York Consumer Leasing Corporation ***	Assistant Treasurer –Tax	5/11 – Present

	The Bank of New York Mellon Trust Company, National Association +	Assistant Treasurer	10/13 - Present

	The Boston Company Asset Management, LLC *	Assistant Treasurer –Tax	6/11 – Present

	USPLP, Inc. ***	Assistant Treasurer –Tax	10/11 – Present

	BNY Mellon Investment Management Holdings LLC #	Assistant Vice President –Tax	12/12 – Present

	BNY Aurora Holding Corp. ***	Vice President	10/11 – Present

	Agency Brokerage Holding LLC ***	Vice President –Tax	2/11 – Present

	MBSC Securities Corporation ++	Vice President –Tax	2/12 – Present

Dean M. Steigauf Vice President	Albridge Solutions, Inc.	Vice President - Real Estate	7/11 - Present

	BNY Capital Funding LLC ***	Vice President - Real Estate	4/13 - Present

	BNY Mellon, National Association+	Vice President - Real Estate	7/09 - Present

BNY Mellon Distributors Holdings, Inc. #	Vice President - Real Estate	7/11 - Present

BNY Investment Management Services LLC #	Vice President - Real Estate	10/11 – Present

BNY Mellon Investment Servicing (US) Inc. +	Vice President - Real Estate	7/11 – Present

BNY Mellon Performance & Risk Analytics, LLC+	Vice President - Real Estate	7/11 - Present

BNY Mellon Trust Company of Illinois *****	Vice President - Real Estate	7/11 - Present

BNY Mellon Trust of Delaware#	Vice President - Real Estate	7/11 - Present

Eagle Investment Systems LLC ^^^^	Vice President - Real Estate	7/11 - Present

CenterSquare Investment Management Holdings, Inc. +++	Vice President - Real Estate	10/12 - Present

Ivy Asset Management LLC +	Vice President - Real Estate	7/11 - Present

MBSC Securities Corporation ++	Vice President - Real Estate	7/11 – Present

Mellon Capital Management Corporation**	Vice President - Real Estate	7/11 – Present

Mellon Financial Services Corporation #1+	Vice President - Real Estate	7/11 – Present

	Mellon Holdings LLC++	Vice President - Real Estate	7/11 – Present

	Mellon Investor Services LLC+	Vice President - Real Estate	7/11 - 12/11

	Pareto New York LLC ++	Vice President - Real Estate	7/11 – Present

	SourceNet Solutions, Inc. +	Vice President - Real Estate	7/11 – 5/13

	Technology Services Group, Inc. ^^^^^	Vice President - Real Estate	7/11 – Present

	Tennessee Processing Center LLC ^^^^^	Vice President - Real Estate	7/11 - Present

	The Bank of New York Mellon Trust Company, National Association+	Vice President - Real Estate	7/11 - Present

	Alcentra US, Inc. ††††	Vice President - Real Estate	7/11 - Present

	BNY Mellon Capital Markets LLC ^^^^^	Vice President - Real Estate	7/11 - Present

	Pershing LLC ###	Vice President - Real Estate	7/11 - Present

	The Bank of New York Mellon+	Vice President	12/02 - Present

James Bitetto Secretary	The Dreyfus Family of Funds++	Vice President and Assistant Secretary	8/05 - Present

	MBSC Securities Corporation++	Assistant Secretary	6/07 - Present

	Dreyfus Service Organization, Inc.++	Secretary	8/05 - Present

*	The address of the business so indicated is One Boston Place, Boston, Massachusetts, 02108.
**	The address of the business so indicated is 50 Fremont Street, Suite 3900, San Francisco, California 94105.
***	The address of the business so indicated is One Wall Street, New York, New York 10286.
****	The address of the business so indicated is 3601 N. I-10 Service Road, Suite 102, Metairie, LA 70002.
*****	The address of the business so indicated is 2 North LaSalle Street, Suite 1020, Chicago, IL, 60602
******	The address of the business so indicated is 445 Park Avenue, 12th Floor, New York, NY, 10022
+	The address of the business so indicated is One Mellon Bank Center, Pittsburgh, Pennsylvania 15258.
++	The address of the business so indicated is 200 Park Avenue, New York, New York 10166.
+++	The address of the business so indicated is 630 West Germantown Pike, Suite 300, Plymouth Meeting, PA, 19462
++++	The address of the business so indicated is 500 Grant Street, Pittsburgh, PA 15258
+++++	The address of the business so indicated is 113 King Street, Armonk, NY 10504
†	The address of the business so indicated is Two Mellon Center, Suite 329, Pittsburgh, PA 15259.
†††	The address of the business so indicated is 100 White Clay Center, Newark, DE 19711.
†††	The address of the business so indicated is 1633 Broadway, New York, NY, 10019
††††	The address of the business so indicated is 10877 Wilshire Blvd, #1550, Los Angeles, CA, 90024
†††††	The address of the business so indicated is 1735 Market Street, Philadelphia, PA, 19103
††††††	The address of the business so indicated is 10 Gresham Street, London, EC2V 7JD
^	The address of the business so indicated is 4 New York Plaza, New York, NY, 10004
^^	The address of the business so indicated is 200 Connecticut Avenue, Norwalk, CT, 06854-1940
^^^	The address of the business so indicated is One Wells Avenue, Newton, MA, 02459
^^^^	The address of the business so indicated is 65 LaSalle Road, Suite 305, West Hartford, CT, 06107
^^^^^	The address of the business so indicated is 101 Barclay Street, 3rd Floor, New York, NY, 10286
^^^^^^	The address of the business so indicated is 1313 Broadway Plaza, Tacoma, WA, 98402
#	The address of the business so indicated is 301 Bellevue Parkway, Wilmington, DE, 19809
##	The address of the business so indicated is 780, Third Avenue, 44th Floor, New York, NY, 10017
###	The address of the business so indicated is One Pershing Plaza, Jersey City, NJ, 07399
####	The address of the business so indicated is 601 Travis Street, 17th Floor, Houston, TX, 77002
#####	The address of the business so indicated is 1201 Louisiana, Suite 3160, Houston, TX, 77002
######	The address of the business so indicated is 760 Moore Road, King of Prussia, PA, 19406-1212
#######	The address of the business so indicated is 8400 E. Prentice Ave, Greenwood Village, CO, 80111
########	The address of the business so indicated is 1290 Avenue of the Americas, New York, NY, 10104

Item 32. Principal Underwriters
(a) Other investment companies for which Registrant's principal underwriter (exclusive distributor) acts as principal underwriter or exclusive distributor:
1.	Advantage Funds, Inc.
2.	BNY Mellon Funds Trust
3.	CitizensSelect Funds
4.	Dreyfus Appreciation Fund, Inc.
5.	Dreyfus BASIC Money Market Fund, Inc.
6.	Dreyfus BNY Mellon Funds, Inc.
7.	Dreyfus Bond Funds, Inc.
8.	Dreyfus Cash Management
9.	Dreyfus Funds, Inc.
10.	The Dreyfus Fund Incorporated
11.	Dreyfus Government Cash Management Funds
12.	Dreyfus Growth and Income Fund, Inc.
13.	Dreyfus Index Funds, Inc.
14.	Dreyfus Institutional Cash Advantage Funds
15.	Dreyfus Institutional Preferred Money Market Funds
16.	Dreyfus Institutional Reserves Funds
17.	Dreyfus Intermediate Municipal Bond Fund, Inc.
18.	Dreyfus International Funds, Inc.
19.	Dreyfus Investment Funds
20.	Dreyfus Investment Grade Funds, Inc.
21.	Dreyfus Investment Portfolios
22.	The Dreyfus/Laurel Funds, Inc.
23.	The Dreyfus/Laurel Funds Trust
24.	The Dreyfus/Laurel Tax-Free Municipal Funds
25.	Dreyfus Liquid Assets, Inc.
26.	Dreyfus Manager Funds I
27.	Dreyfus Manager Funds II
28.	Dreyfus Midcap Index Fund, Inc.
29.	Dreyfus Municipal Bond Opportunity Fund
30.	Dreyfus Municipal Cash Management Plus
31.	Dreyfus Municipal Funds, Inc.
32.	Dreyfus Municipal Money Market Fund, Inc.

33.	Dreyfus New Jersey Municipal Bond Fund, Inc.
34.	Dreyfus New Jersey Municipal Money Market Fund, Inc.
35.	Dreyfus New York AMT-Free Municipal Bond Fund
36.	Dreyfus New York AMT-Free Municipal Money Market Fund
37.	Dreyfus New York Municipal Cash Management
38.	Dreyfus New York Tax Exempt Bond Fund, Inc.
39.	Dreyfus Opportunity Funds
40.	Dreyfus Premier California AMT-Free Municipal Bond Fund, Inc.
41.	Dreyfus Premier GNMA Fund, Inc.
42.	Dreyfus Premier Investment Funds, Inc.
43.	Dreyfus Premier Short-Intermediate Municipal Bond Fund
44.	Dreyfus Premier Worldwide Growth Fund, Inc.
45.	Dreyfus Research Growth Fund, Inc.
46.	Dreyfus State Municipal Bond Funds
47.	Dreyfus Stock Funds
48.	Dreyfus Short Duration Bond Fund
49.	The Dreyfus Socially Responsible Growth Fund, Inc.
50.	Dreyfus Stock Index Fund, Inc.
51.	Dreyfus Tax Exempt Cash Management Funds
52.	The Dreyfus Third Century Fund, Inc.
53.	Dreyfus Treasury & Agency Cash Management
54.	Dreyfus Treasury Prime Cash Management
55.	Dreyfus U.S. Treasury Intermediate Term Fund
56.	Dreyfus U.S. Treasury Long Term Fund
57.	Dreyfus 100% U.S. Treasury Money Market Fund
58.	Dreyfus Variable Investment Fund
59.	Dreyfus Worldwide Dollar Money Market Fund, Inc.
60.	General California Municipal Money Market Fund
61.	General Government Securities Money Market Funds, Inc.
62.	General Money Market Fund, Inc.
63.	General Municipal Money Market Funds, Inc.
64.	General New York Municipal Money Market Fund
65.	Strategic Funds, Inc.

(b)
Name and principal Business address	Positions and offices with the Distributor	Positions and Offices with Registrant
Kenneth Bradle**	Chief Executive Officer, President and Director	None
J. Charles Cardona*	Chairman of the Board	Executive Vice President (Money Market Funds Only)
Sue Ann Cormack**	Executive Vice President	None
John M. Donaghey***	Executive Vice President	None
Tracy Hopkins*	Executive Vice President	None
William H. Maresca**	Executive Vice President and Director	None
David K. Mossman***	Executive Vice President	None
Kimberly M. Mustin*	Executive Vice President and Director	None
Christopher D. O'Connor*	Executive Vice President and Director	None
Irene Papadoulis**	Executive Vice President	None
Matthew Perrone**	Executive Vice President	None
Andrew Provencher*	Executive Vice President	None
Bradley J. Skapyak*	Executive Vice President	President
Bill E. Sappington*	Executive Vice President and Director	None
Gary Pierce*	Chief Financial Officer and Director	None
Brie A. Steingarten*	Chief Legal Officer and Secretary	None
Mercedes Katz**	Senior Vice President	None
Mary T. Lomasney****	Senior Vice President	None
Joseph W. Connolly*	Chief Compliance Officer (Investment Advisory Business)	Chief Compliance Officer
Jaynthi Gandhi*	Chief Compliance Officer (Broker-Dealer Business)	None
Katherine M. Scott	Chief Risk Officer	None
Anthony Mayo	Chief Technology Officer	None
Matthew D. Connolly*	Vice President and Anti-Money Laundering Officer	Anti-Money Laundering Compliance Officer
Maria Georgopoulos*	Vice President – Facilities Management	None
Stewart Rosen*	Vice President – Facilities Management	None
Karin L. Waldmann*	Privacy Officer	None
Charles Doumar********	Vice President – Tax	None

(b)
Name and principal Business address	Positions and offices with the Distributor	Positions and Offices with Registrant
Timothy I. Barrett**	Vice President	None
Gina DiChiara*	Vice President	None
Jill Gill*	Vice President	None
Kathleen Geis******	Vice President	None
Dean M. Steigauf******	Vice President	None
Donna M. Impagliazzo**	Vice President – Compliance	None
Carla R. Wanzer*	Vice President – Compliance	None
Claudine Orloski***	Vice President – Tax	None
John Shea*	Vice President – Finance	None
Christopher A. Stallone**	Vice President	None
Susan Verbil*	Vice President – Finance	None
William Verity*	Vice President – Finance	None
James Windels******	Vice President	Treasurer
James Bitetto*	Assistant Secretary	Vice President and Assistant Secretary
Audrey Edwards***	Assistant Secretary	None
Cristina Rice***	Assistant Secretary	None
Victor R. Siclari***	Assistant Secretary	None

*	Principal business address is 200 Park Avenue, New York, NY 10166.
**	Principal business address is 144 Glenn Curtiss Blvd., Uniondale, NY 11556-0144.
***	Principal business address is One Mellon Bank Center, Pittsburgh, PA 15258.
****	Principal business address is One Boston Place, Boston, MA 02108.
*****	Principal business address is 50 Fremont Street, Suite 3900, San Francisco, CA 94105.
******	Principal business address is 101 Barclay Street, New York 10286.
*******	Principal business address is 2 Hanson Place, Brooklyn, New York 11217
********	Principal business address is One Wall Street, New York, New York 10286

Item 33. Location of Accounts and Records

  1. The Bank of New York Mellon
   One Wall Street
   New York, New York 10286

2. The Bank of New York Mellon
  One Mellon Bank Center
  Pittsburgh, Pennsylvania 15258

  3. BNY Mellon Investment Servicing (US), Inc.
   4400 Computer Drive
   Westborough, MA 01581

  4. The Dreyfus Corporation
   200 Park Avenue
   New York, New York 10166

  5. The Dreyfus Corporation
   2 Hanson Place
   Brooklyn, New York 11217

Item 34. Management Services

  Not Applicable

Item 35. Undertakings

  None

SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant certifies that it meets all of the requirements for effectiveness of this Amendment to the Registration Statement pursuant to Rule 485(b) under the Securities Act of 1933 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of New York, and State of New York on the 31st of March 2015.

The Dreyfus/Laurel Funds Trust

BY:	/s/ Bradley J. Skapyak*
Bradley J. Skapyak, PRESIDENT

 Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

	Signatures	Title	Date

	/s/ Bradley J. Skapyak*	President (Principal Executive Officer)	03/31/2015
Bradley J. Skapyak
	/s/ James Windels*	Treasurer (Principal Financial and Accounting Officer)	03/31/2015
James Windels
	/s/ Joseph S. DiMartino*	Chairman of the Board	03/31/2015
Joseph S. DiMartino
	/s/ Kenneth A. Himmel*	Board Member	03/31/2015
Kenneth A. Himmel
	/s/ Stephen J. Lockwood*	Board Member	03/31/2015
Stephen J. Lockwood
	/s/ Roslyn M. Watson*	Board Member	03/31/2015
Roslyn M. Watson
	/s/ Benaree Pratt Wiley*	Board Member	03/31/2015
Benaree Pratt Wiley
	/s/ Francine J. Bovich*	Board Member	03/31/2015
Francine J. Bovich
*BY:	/s/ James Bitetto
James Bitetto Attorney-in-Fact

INDEX OF EXHIBITS

Exhibits

N(4)	Rule 18f-3 Plan, dated December 20, 2005, revised as of July 1, 2013, amended as of October 1, 2014 for Dreyfus Global Equity Income Fund and Dreyfus International Bond Fund